LICENSE AGREEMENT

      This License Agreement, dated as of this 22nd day of June, 2015, (the "Commencement Date"), is made by and between Indxx, LLC ("Licensor"), having an office at 470 Park Avenue South, Suite 8S, New York, New York 10016, and First Trust Advisors L.P. ("First Trust" or "Licensee"), having an office at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187.

      WHEREAS, Licensor compiles, calculates and maintains, such index(es) (the "Index(es)") that are identified in the Schedules hereto that are mutually agreed to and executed by the parties (the "Schedules"), and Licensor owns rights in and to the Index(es), the proprietary data related thereto, and the Licensor Marks (defined below) (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property"); and

      WHEREAS, Licensor uses and has trade names, trademark and/or service mark rights to the designations identified in the Schedules (such rights being hereinafter individually and collectively referred to as the "Licensor Marks"); and

      WHEREAS, First Trust wishes to use the Index(es) and the Licensor Marks, pursuant to the terms and conditions hereinafter set forth, in connection with
(i) the listing for trading, marketing and promotion of the Products (as defined in Section 1(b)) and (ii) making disclosure about the Products under applicable laws, rules and regulations in order to indicate that Licensor is the source of the Index.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.    Grant of License.

      (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to First Trust a non-transferable, exclusive license (i) to use the Index(es) solely in connection with issuing and listing for trading of the Products on or through a stock exchange (an "Approved Stock Exchange") in the Territory (as defined in the applicable Schedule) and (ii) to use and refer to the Licensor Marks in connection with the marketing and promotion of the Products in order to indicate that the Products are based on the Index(es) and that Licensor is the source of the Index(es), and as may otherwise be required by applicable laws, rules or regulations or under this Agreement.

      (b) As used in this Agreement, "Products" means the products designated in the Schedules that are based upon an Index (but not any part of any Index other than the whole Index, and not any subset of the components of any Index) and correlated to the underlying securities comprising such Index. Any change to the terms of the Products as such terms are described in the applicable Schedule shall be subject to Licensor's prior written consent.

      (c) First Trust agrees that it shall use commercially reasonable efforts to list the Products on at least one Approved Stock Exchange in the North American Market as soon as practicable after the Commencement Date.

      (d) Licensor agrees that it shall not license the Index(es) to any other person or entity at any other time during the Term.

      (e) Nothing contained in this Agreement constitutes a license to First Trust to use the Index(es) other than as expressly provided herein.

      (f) First Trust acknowledges that the Index(es) and the Licensor Marks are the exclusive property of Licensor and that Licensor has and retains all Intellectual Property and other proprietary rights therein. Except as otherwise specifically provided herein, Licensor reserves all rights to the Index(es) and the Licensor Marks, and this Agreement shall not be construed to transfer to First Trust any ownership right to, or equity interest in, the Index(es) or the Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

      (g) First Trust acknowledges that the Index(es) and their compilation and composition, and any changes therein, are and will be in the complete control and sole discretion of Licensor.

      (h) First Trust agrees that nothing in this Agreement includes a license grant to issue, list or trade options on the Products, and neither First Trust nor any of its affiliates shall issue, list or trade options on the Products, or permit any third party directly or indirectly to issue, list or trade options on the Products, without Licensor's prior written consent.

      (i) First Trust acknowledges and agrees that Licensor reserves the right to enter into a license agreement with the Approved Stock Exchange(s) and any other exchange or securities market that may trade the Products. Licensor will notify First Trust if it contacts any such exchange or securities market concerning a license agreement.

      (j) First Trust agrees that, prior to the issuance or sale of any Products, it will obtain an agreement substantially in the form of Exhibit II hereto, with such revisions thereto as are approved in advance by Licensor in writing, from any person or entity (other than First Trust or certain of its affiliates as provided in Section 12(a)) that issues such products (the "Sublicensee").

      (k) Licensor agrees that no person or entity (other than First Trust, its Sublicensee as provided in Section 1(j) and any exchange trading the Product) shall need to obtain a license from Licensor with respect to the issuance, sale and servicing of a Product.

2.    Term.

      The term of this Agreement shall commence as of the Launch Date and shall remain in full force and effect for two (2) years following the date the Product begins trading on an Approved Stock Exchange ("Launch Date"), unless this Agreement is terminated earlier as provided herein (such term being referred to herein as the "Term"). At the end of the Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless either party terminates the Agreement by providing the other party a written notice to that effect one hundred eighty (180) days prior written notice of termination (The Initial Term and the Renewal Term being referred to herein as, the "Term").

3.    License Fees.

      (a) As consideration for the license granted herein, First Trust shall pay to Licensor license fees ("License Fees") as set forth on the Schedules hereto. For the avoidance of doubt, First Trust shall be responsible for paying the License Fees hereunder beginning on the Launch Date and until the License Agreement expires or terminates, whichever comes first.

      (b) Licensor shall have the right to audit on a confidential basis and upon reasonable prior notice to First Trust, the relevant books and records of First Trust to confirm the accuracy of any one or more calculations of License Fees. Licensor shall bear its own costs of any such audit.

      (c) Licensor acknowledges that the License Fees are reasonable.

4.    Termination.

      (a) If there is a material breach of this Agreement by either party (the "Breaching Party" and "Non-breaching Party" or "Harmed Party"), or if either party believes in good faith that material damage or harm is occurring to its reputation or good will by reason of its continued performance hereunder (other than pursuant to Section 4(d)), then the Non-breaching Party or the Harmed Party, as the case may be, may terminate this Agreement, effective thirty (30) days after written notice thereof to the other party (with reasonable specificity as to the nature of the breach or the condition causing such damage or harm, as the case may be, and including a statement as to such party's intent to terminate), unless the other party shall correct such breach or the condition causing such damage or harm, as the case may be, within such 30-day period.

      (b) First Trust may terminate this Agreement upon ninety (90) days' prior written notice to Licensor (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order) if (i) any legislation or regulation is finally adopted or any government interpretation is issued that prevents First Trust from issuing, marketing or promoting the Products; (ii) any material litigation or regulatory proceeding regarding Licensor is commenced;
(iii) First Trust elects to terminate the public offering or other distribution of all Products for any reason; or (iv) any of the events set forth in Section 4(c)(i) or (iii) occurs.

      (c) Licensor may terminate this Agreement upon ninety (90) days' prior written notice to First Trust if (i) any legislation or regulation is finally adopted or any government interpretation is issued that in Licensor's reasonable judgment materially impairs Licensor's ability to license and provide the Index(es) or the Licensor Marks under this Agreement; (ii) any litigation or proceeding is commenced which relates, directly or indirectly, to Licensor's licensing and providing the Index(es) or the Licensor Marks under this Agreement, or (iii) any such litigation proceeding is threatened and Licensor reasonably believes that such litigation or proceeding would be reasonably likely to have a material and adverse effect on the Index(es) or the Licensor Marks or on Licensor's ability to perform under this Agreement.

      (d) Notwithstanding anything to the contrary herein, Licensor shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of any of the Index(es) at any time that Licensor determines that such Index no longer meets or will not be capable of meeting the criteria established by Licensor for maintaining the Index, and thereupon to terminate this Agreement, provided Licensor provides First Trust with at least one hundred eighty (180) days' prior written notice.

      (e) Licensor may terminate this Agreement, upon written notice to First Trust, if any securities exchange or other source (i) ceases to provide data to Licensor necessary for providing the Index(es), (ii) terminates Licensor's right to receive data in the form of a "feed" from such securities exchange or other source, (iii) materially restricts Licensor's right to redistribute data received from such securities exchange or other source, or (iv) institutes charges (other than nominal charges or charges which Licensor deems to be reasonable to be incurred in connection with providing the Index(es)) for the provision of data to Licensor or the redistribution of data by Licensor; in any case, Licensor will provide First Trust with as much prior written notice as possible.

      (f) First Trust may terminate this Agreement upon written notice to Licensor if Product is not listed on an Approved Stock Exchange within two (2) years of the Commencement Date.

5.    Licensor Obligations; First Trust's Obligations.

      (a) Licensor agrees to provide reasonable support for First Trust's development and educational efforts with respect to the Products as follows:

            (i) Licensor shall use its best efforts to respond within forty-eight (48) hours to any reasonable requests by First Trust for information regarding the Index(es).

            (ii) Licensor or its agent shall calculate and publicly disseminate through Network B of the Consolidated Tape Association the values two versions of the Index(es) (a price return index and a total return index) at least once every fifteen (15) seconds on each business day (excluding a day that is a Saturday, Sunday or a day on which The New York Stock Exchange is closed), in accordance with current industry standards, which procedures may be modified upon prior written notice to First Trust. In the event an agent calculates and/or distributes the values of the Index(es), Licensor shall promptly notify First Trust.

            (iii) Licensor shall provide First Trust with thirty (30) days prior written notice of any change in the methodology of the Index(es).

            (iv) Licensor agrees to supply to First Trust on each business day, the value of the Index(es), its/their constituents and its/their weightings.

            (v) Licensor shall use its best efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in Licensor's computations of the Index(es) which are brought to Licensor's attention by First Trust; provided, that nothing in this Section 5 shall give First Trust the right to exercise any judgment or require any changes with respect to Licensor's method of composing, calculating or determining the Index(es); and, provided, further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

      (b) First Trust shall incorporate the disclaimer set forth in Exhibit I hereto in its agreement with any Approved Stock Exchange. Licensor may also require any Approved Stock Exchange to have in place prior to listing the Product a limitation of liability for index providers in such form as in keeping with industry standards.

6. Trademark Filings; Recognition of Intellectual Property Rights; Protection of Intellectual Property; Quality Control.

      (a) During the Term, Licensor shall apply for such trademark and trade name registrations for the Licensor Marks only in such jurisdictions, if any, where Licensor considers such filings appropriate. First Trust shall reasonably cooperate with Licensor in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose; however, any expenses reasonably incurred by First Trust therein shall be absorbed by Licensor. First Trust shall use the following notice when referring to the Index(es) or any of the Licensor Marks in any informational materials to be used in connection with the Products (including, where applicable, advertisements, brochures and promotional and any other similar informational materials, and any documents or materials required to be filed with governmental or regulatory agencies and excluding specifically any summary prospectus) that in any way use or refer to Licensor, the Index(es) or any of the Licensor Marks (collectively, the "Informational Materials"):

            "Licensor," and "[LICENSOR INDEX]," are trademarks of Licensor and have been licensed for use for certain purposes by First Trust Advisors LP. [INSERT Name of Product(s)] is based on the Licensor Index and is not sponsored, endorsed, sold or promoted by Licensor, and Licensor makes no representation regarding the advisability of trading in such product(s).

or such similar language as may be approved in advance in writing by Licensor.

      (b) Except for the rights expressly granted to First Trust hereunder, First Trust agrees that the Licensor Marks and all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Licensor Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of Licensor. First Trust agrees that any benefit to the Licensor Marks resulting from First Trust's use pursuant to this Agreement shall inure solely to Licensor. First Trust agrees to cooperate reasonably with Licensor in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose. First Trust acknowledges that each of the Licensor Marks is part of the business and goodwill of Licensor and agrees that it shall not, during the term of this Agreement or thereafter, contest the fact that First Trust's rights in the Licensor Marks under this Agreement (i) are limited solely to the use of the Licensor Marks as expressly provided in Section 1(a), and (ii) shall cease upon termination of this Agreement, except as otherwise expressly provided herein. First Trust recognizes the value of the reputation and goodwill associated with the Licensor Marks and acknowledges that such goodwill associated with the Licensor Marks belongs exclusively to Licensor, and that Licensor, except as otherwise expressly set forth herein, is the owner of all right, title and interest in and to the Licensor Marks in connection with the Products. First Trust further acknowledges that all rights in any translations, derivatives or modifications in the Licensor Marks which may be created by or for First Trust shall be and shall remain the exclusive property of Licensor and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement. First Trust shall never, either directly or indirectly, contest Licensor's exclusive ownership of any of the Intellectual Property. Licensor and First Trust each agree that, in the event that First Trust uses the Licensor Marks in conjunction with First Trust's own trademark(s), neither party shall own, register, license or assign such resulting mark (the "Composite Mark"). Each party will retain the exclusive ownership and proprietary rights in its respective trademark(s).

                  (c) First Trust shall use its reasonable efforts to protect the goodwill and reputation of Licensor, the Index and the Licensor Marks in connection with its use of the Index(es) and any of the Licensor Marks under this Agreement. First Trust shall submit to Licensor, for Licensor's review and approval, and First Trust shall not use until receiving Licensor's approval thereof in writing, all Informational Materials. Licensor's approval shall be required with respect to the use of and description of Licensor, the Index(es) or any of the Licensor Marks. Licensor shall notify First Trust, in writing, of its approval or disapproval of any Informational Materials within three (3) business days (excluding any day that is a Saturday, Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from First Trust. In the event that First Trust does not receive such written consent or approval within three (3) business days, then Licensor shall be deemed to have consented to and approved such Information Materials. Once Informational Materials have been approved by Licensor, subsequent Informational Materials which do not alter the use or description of Licensor, the Index(es) or the

Licensor Marks, as the case may be, need not be submitted for review and approval by Licensor.

      (d) Except as may be expressly otherwise agreed in writing by Licensor, or as otherwise permitted or required under this Agreement, the Licensor Marks and First Trust's marks, the marks of any of their respective affiliates or the marks of any third party, to the extent they appear in any Informational Material, shall appear separately and shall be clearly identified with regard to ownership. Whenever the Licensor Marks are used in any Informational Material in connection with any of the Products, the name of First Trust shall appear in close proximity to the Licensor Marks so that the identity of First Trust, and its status as an authorized First Trust of such Licensor Marks, is clear and obvious.

      (e) First Trust agrees that any proposed change in the use of the Licensor Marks shall be submitted to Licensor for, and shall be subject to, Licensor's prior written consent.

      (f) If at any time Licensor is of the opinion that First Trust is not properly using the Intellectual Property in connection with the Products or Informational Materials, or that the standard of quality of any of the Products or Informational Materials does not conform to the reasonable industry standards, Licensor shall give notice to First Trust to that effect. Upon receipt of such notice, First Trust shall forthwith correct the defects in the non-conforming Products or Informational Materials so that they comply with all required standards.

7.    Proprietary Rights.

      (a) First Trust expressly acknowledges and agrees that the Index(es) are selected, compiled, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. First Trust also expressly acknowledges and agrees that the Index(es) and the Licensor Marks are valuable assets of Licensor and First Trust agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index(es).

      (b) Each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are marked as "Confidential" by the providing party and (ii) the terms of this Agreement (collectively, "Confidential Information"). Confidential Information as described in clause (i) of the preceding sentence shall not include (A) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (B) any information that is independently developed by the receiving party without use of or reference to information from the providing party.

      (c) Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the providing party for disclosure or (ii) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the receiving party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing party and provided further that the receiving party shall cooperate with the providing party to limit the extent of such disclosure. The provisions of Section 7 shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

8.    Warranties; Disclaimers.

      (a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable laws, rules or regulations. First Trust represents and warrants to Licensor that the Products listed for trading, and the marketing and promotion thereof, by First Trust will not violate any applicable laws, rules or regulations, including without limitation, securities, commodities, and banking laws.

      (b) First Trust shall include the statement contained in Exhibit I hereto in each agreement, if any, with the Approved Stock Exchange, prospectus, registration statement or similar document relating to any Products (and upon request shall furnish copies thereof to Licensor), and First Trust expressly agrees to be bound by the terms of the statement contained in Exhibit I hereto (which terms are expressly incorporated herein by reference and made a part hereof).

      (c) Licensor represents and warrants that it has the right and authority to enter into this Agreement and to license the Intellectual Property to First Trust pursuant to this Agreement and that the licensing of the Intellectual Property to First Trust will not breach any contract to which Licensor is a party or constitute an infringement of any U.S. Trademark, copyright or other proprietary right of any third party.

9.    Indemnification.

      (a) First Trust shall indemnify and hold harmless Licensor, its affiliates, and their officers, directors, employees and agents, against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' fees and experts' fees) as a result of any claim, action or proceeding that arises out of or relates to (i) a material breach by First Trust of its representations or warranties under this Agreement, or (ii) the Licensed Products; provided however that (i) Licensor notifies Licensee within ten (10) days of such claim, action or proceeding, (ii) Licensor grants Licensee control of its defense and/or settlement, and (iii) Licensor cooperates with First Trust in the defense thereof. Licensor shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of First Trust without waiving the indemnity hereunder. First Trust, in the defense of any such claim, action or proceeding, except with the written consent of Licensor, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Licensor of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensor. The foregoing notwithstanding, First Trust shall not be required to indemnify Licensor to the extent any claims, actions or proceeding arise out of or relate to (i) a breach by Licensor of its representations or warranties made herein, (ii) any third party claim alleging that a Product or Intellectual Property licensed hereunder violates or infringes any proprietary right of any third party, or (iii) Licensor's negligence or willful misconduct. This provision shall survive the termination or expiration of this Agreement.

      (b) Licensor shall indemnify and hold harmless First Trust, its affiliates and their directors, officers, employees, and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action or proceeding that arises out of or relates to a material breach by Licensor of its representations or warranties under this Agreement; provided however, that (i) First Trust notifies Licensor within ten (10) days of such claim, action or proceeding; (ii) First

Trust grants Licensor control of its defense and/or settlement; and (iii) First Trust cooperates with Licensor in the defense thereof. First Trust shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action, or proceeding without the written consent of Licensor without waiving the indemnity hereunder. Licensor, in the defense of any such claim, action or proceeding except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect to such claims or (ii) otherwise adversely affects the rights of Licensee. The foregoing notwithstanding, Licensor shall not be required to indemnify Licensee to the extent any claims, actions or proceedings arise out of or relate to (i) a breach by Licensee of its representations or warranties made herein, or (ii) Licensee's negligence or willful misconduct. This provision shall survive the termination or expiration of this Agreement.

10.   Suspension of Performance.

      Notwithstanding anything herein to the contrary, neither Licensor nor First Trust shall bear responsibility or liability to the other party or to third parties for any Losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected; provided, however, that nothing in this Section 10 shall affect First Trust's obligations under
Section 9(a).

11.   Injunctive Relief.

      In the event of a material breach by one party ("Breaching Party") of provisions of this Agreement relating to the Confidential Information of the other party ("Non-breaching Party"), the Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Non-breaching Party shall be entitled to seek preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement. All remedies under this Section 11 shall be cumulative.

12.   Other Matters.

      (a) This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void, except that no such consent shall be required with respect to any assignment by either party to its parent, subsidiary or affiliate. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

      (b) This Agreement, including the Schedules and Exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter, and supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

      (c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

      (d) No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement.

      (e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand (with receipt confirmed in writing), by registered or certified mail (return receipt requested), or by facsimile transmission (with receipt confirmed in writing), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

                        If to Licensor:        Indxx, LLC
                                               470 Park Avenue South, Suite 8S
                                               New York,  New York 10016
                                               Phone: (646) 495-7367
                                               Fax: (646) 495-0078

                        If to First Trust:     First Trust Advisors L.P.
                                               120 East Liberty Drive, Suite 400
                                               Wheaton, Illinois 60187
                                               Attn:  General Counsel
                                               Phone: (630) 765-8798
                                               Fax: (630) 517-7437


      (f) It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

      (g) This Agreement (and any related agreement or arrangement between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors, and nothing in this Agreement (or any related agreement or arrangement between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any purchaser of any Products issued by First Trust), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related agreement or arrangement between the parties hereto).


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

      (h) Section 4, Sections 7, Sections 8, 9, 11 and 12(e), (f) and (g), and this Section 12(h), shall survive the expiration or termination of this Agreement; provided, however, this Section shall not be deemed to constitute a waiver of statute of limitations.

      (i) The parties hereto are independent contractors. Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

      (j) All references herein to "reasonable efforts" shall include taking into account all relevant commercial and regulatory factors. All references herein to "regulations" or "regulatory proceedings" shall include regulations or proceedings by self-regulatory organizations such as securities or futures exchanges.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                INDXX, LLC

                                        By:             /s/ Rahul Sen Sharma

                                                Name:   Rahul Sen Sharma
                                                        ------------------------
                                                Title:  Partner
                                                        ------------------------
                                                Date:   July 20, 2015
                                                        ------------------------


                                FIRST TRUST ADVISORS L.P.

                                        By:             /s/ Mark R. Bradley

                                                Name:   Mark R. Bradley
                                                        ------------------------
                                                Title:  Chief Operating Officer
                                                        ------------------------
                                                 Date:
                                                        ------------------------

                              INDEX OF ATTACHMENTS

SCHEDULES:

Schedule I      License Schedule re Licensor Index with ETF

EXHIBITS:
Exhibit I       Disclaimer Language
Exhibit II      Sublicense Agreement

                                   SCHEDULE I
                            INDEX LICENSING SCHEDULE

INDEXES:        1) Indxx Global Natural Resources Income Index

                2) Indxx Global Agriculture Index

MARKS:          N/A

PRODUCTS: The Products shall be exchange-traded funds, which are open-ended and have the following characteristics: (i) the fund issues, sells, and redeems blocks of shares, units or other interests; (ii) the fund shares are listed for trading on an Approved Exchange and are available for trading throughout each daily trading session; (iii) the trading of the fund shares may generally take place in an unlimited amount; (iv) such shares, units or other interests are generally redeemed "in kind"; (v) the fund has the investment objective of replicating the performance of the Index; and (vi) is organized under the United States Investment Company Act of 1940.

The name of the Product(s) shall be:

      1) First Trust Indxx Global Natural Resources Income ETF
      2) First Trust Indxx Global Agriculture ETF

TERRITORY: U.S.

ESTIMATED LAUNCH DATE: 4th quarter 2015

LICENSE FEES: First Trust shall pay Licensor a one-time fee per Index in the amount of $9,000 for the first year of the Agreement and an annual license fee (the "Annual Fee") of 5 basis points times the average daily net assets of each Product for every year of the Agreement.

The Annual Fee(s) shall be computed and paid as follows:

      (a) At the end of each of the calendar quarter during the Term, First Trust shall calculate the average daily net asset value of each Product during the quarter and multiply such amount by 0.0005 and divide the resulting product by 4 resulting in the quarterly payment to be paid to Index Provider by First Trust.

      (b) Each quarterly payment shall be accompanied by a statement setting forth the calculations on which the payment is based and shall be paid within fifteen (15) days after the close of the quarter.

      (c) All amounts shall be paid in US Dollars. The terms hereof shall be deemed "Confidential Information" for purposes of Section 7(b) of this Agreement.

The terms and conditions of this Schedule are acknowledged and agreed to:

INDXX, LLC                              FIRST TRUST ADVISORS L.P.

/s/ Rahul Sen Sharma                    /s/ James M. Dykas
----------------------------------      ----------------------------------
Name:  Rahul Sen Sharma                 Name:  James M. Dykas
       ---------------------------             ---------------------------
Title: Partner                          Title: Treasurer and CFO
       ---------------------------             ---------------------------
Date:  July 20, 2015                    Date:
       ---------------------------             ---------------------------

                                   EXHIBIT I

      The [Products] are not sponsored, endorsed, sold or promoted by Licensor. Licensor makes no representation or warranty, express or implied, to the owners of the [Product(s)] or any member of the public regarding the advisability of trading in the Product(s). Licensor's only relationship to First Trust Advisors L.P. ("First Trust") is the licensing of certain trademarks and trade names of Licensor and of the [INSERT Name of Index(es)] which is determined, composed and calculated by Licensor without regard to First Trust or the [Product(s)], Licensor has no obligation to take the needs of First Trust or the owners of the [Product(s)] into consideration in determining, composing or calculating [INSERT Name of Index(es)]. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the [Product(s)] to be listed or in the determination or calculation of the equation by which the [Product(s)] are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the [Product(s)].

      LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [INSERT NAME OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [FIRST TRUST], OWNERS OF THE [PRODUCT(S)], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [INSERT NAME OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [INSERT NAMES OF INDEX(ES)] OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND [FIRST TRUST].

                                   EXHIBIT II

                              SUBLICENSE AGREEMENT

      This Sublicense Agreement (the "Sublicense Agreement"), dated as of ______________, ______, is made by and among _________________________ (the
"Sublicensee") and First Trust Advisors L.P. ("First Trust" or "Sublicensor").

                             W I T N E S S E T H :

      WHEREAS, pursuant to that certain License Agreement, dated as of ________________, by and between Licensor and First Trust ("License Agreement"),
___________________ ("Licensor") has granted First Trust a license to use an Index and certain copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, the "Intellectual Property") in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the "Products");

      WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Products and to use and refer to the Intellectual Property in connection therewith; and

      WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

      1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Intellectual Property in connection with the issuance, distribution, marketing and/or promotion of the Products (as modified by Appendix A hereto, if applicable).

      2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding the Schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on First Trust.

            3. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that First Trust may have against Licensor.

            4. It is the intent of the parties that the substantive law of the State of Illinois govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Northern District of Illinois or in the Circuit Court of DuPage County, Illinois, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

      5. Sublicensee agrees to reimburse Sublicensor for amounts paid by Sublicensor to Licensor for License Fees.

      IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

                                                [SUBLICENSEE]

                                                --------------------------------
                                                By:
                                                --------------------------------
                                                Title:
                                                --------------------------------


                                                FIRST TRUST ADVISORS L.P.

                                                --------------------------------
                                                By:
                                                --------------------------------
                                                Title:
                                                --------------------------------